As filed with the Securities and Exchange Commission on August 15, 2002

Registration No. 333- [              ]

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

___________________________

REGISTRATION STATEMENT
ON FORM S-8
UNDER THE SECURITIES ACT OF 1933
___________________________

HEMLOCK FEDERAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4126192 (I.R.S. Employer Identification No.)
5700 West 159th Street, Oak Forest, Illinois (Address of principal executive offices)	60452 (Zip Code)

HEMLOCK FEDERAL FINANCIAL CORPORATION
1997 STOCK OPTION AND INCENTIVE PLAN
(Full title of the plan)

Beth A. Freedman, Esq.
Michael R. Gartman, Esq.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)
1700 Wisconsin Avenue, N.W.
Washington, D.C. 20007
(Name and address of agent for service)

(202) 295-4500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	207,633 shares	$27.00(2)	$5,606,091(2)	$516.00(2)

______________________________
(1)   Estimated, pursuant to Rule 457(h), solely for the purpose of calculating the registration fee. The shares being registered hereby are being registered based upon the average of the high and low prices per share of the common stock on the Nasdaq SmallCap Market of $27.00 per share on August 12, 2002.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

              The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Hemlock Federal Financial Corporation 1997 Stock Option and Incentive Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

              Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1
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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.       Incorporation of Certain Documents by Reference.

              The following documents previously or concurrently filed by Hemlock Federal Financial Corporation (the "Company") with the Commission are hereby incorporated by reference in this Registration Statement:
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-22103), filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  the quarterly report on Form 10-Q of the Company for the six months ended June 30, 2002;

  the Company's proxy statement for its annual meeting of stockholders held on May 1, 2002 as filed with the SEC on April 10, 2002.

  the description of the common stock, par value $.01 per share, or the Registrant contained in the Registrant's Registration Statement on Form S-1/A (Registration No. 333-18895) filed with the Commission on February 12, 1997, and all amendments thereto or reports filed for the purpose of updating such description.
              This incorporation by reference of the Company's proxy statement for its annual meeting of stockholders shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K).

              All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

              The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be

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directed to the Secretary, Hemlock Federal Financial Corporation, 5700 West 159th Street, Oak Forest, Illinois 60452, telephone number (708) 687-9400.

              All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.        Description of Securities.

              Not Applicable.

Item 5.        Interests of Named Experts and Counsel.

              Not Applicable.

Item 6.        Indemnification of Directors and Officers.

              The Certificate of Incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company and, with respect to any criminal action or proceeding, either had reasonable cause to believe such conduct was lawful or did not have reasonable cause to believe his conduct was unlawful.

              The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

              In addition, the Certificate of Incorporation and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company intends to obtain such insurance.

Item 7.        Exemption from Registration Claimed.

              Not applicable.

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Item 8.        Exhibits.

Exhibit Number	Document	Reference to Prior Filing or Exhibit Number Attached Hereto

4.1	Specimen form of common stock certificate of Hemlock Federal Financial Corporation	*

4.2	Articles of Incorporation of Hemlock Federal Financial Corporation	*

4.3	Bylaws of Hemlock Federal Financial Corporation	*

5	Opinion of Silver, Freedman & Taff, L.L.P.	Attached as Exhibit 5

23	Consent of Crowe, Chizek and Company LLP	Attached as Exhibit 23

24	Power of Attorney	Contained on Signature Page

99	Hemlock Federal Financial Corporation 1997 Stock Option and Incentive Plan	**

____________________
*     Filed as exhibit to the Company's Form S-1/A registration statement filed on February 12, 1997 (File No. 333-18895) and incorporated herein by reference.
**   Filed as an exhibit to the Company's definitive proxy statement for its annual meeting of stockholders held on October 22, 1997, and incorporated herein by reference.

Item 9.       Undertakings.

(a)	The undersigned Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
		(i)	To include any prospectus required by section 10 (a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registrationstatement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Oak Forest, State of Illinois, on August 14, 2002.

HEMLOCK FEDERAL FINANCIAL CORPORATION

By:	/s/ Maureen G. Partynski Maureen G. Partynski, Chief Executive Officer (Duly Authorized Representative)

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Maureen G. Partynski and Michael R. Stevens or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Maureen G. Partynski Maureen G. Partynski, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	/s/ Michael R. Stevens Michael R. Stevens, President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
Date: August 14, 2002	Date: August 14, 2002

/s/ Rosanne Belczak Rosanne Belczak Vice President, Secretary and Director	/s/ Frank A. Bucz Frank A. Bucz Auditor/Consultant and Director
Date: August 14, 2002	Date: August 14, 2002

/s/ G. Gerald Schiera G. Gerald Schiera Director	/s/ Kenneth J. Bazarnik Kenneth J. Bazarnik Director
Date: August 14, 2002	Date: August 14, 2002

/s/ Donald L. Manprisio Donald L. Manprisio Director
Date: August 14, 2002

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EXHIBIT INDEX

Exhibit Number	Document

5	Opinion of Silver, Freedman & Taff, L.L.P.

23	Consent of Crowe, Chizek and Company LLP

End.